Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 29, 2008, relating to the consolidated financial statements of C.H. Robinson Worldwide, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for income taxes), and the effectiveness of C.H. Robinson Worldwide, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of C.H. Robinson Worldwide, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
November 6, 2008